EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 28, 2007, relating to the consolidated financial statements of Hutchinson Technology Incorporated and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s approach for quantifying and evaluating the materiality of unrecorded misstatements by adopting Staff Accounting Bulletin No. 108 discussed in Note 1, and the change in the Company’s method of accounting for share-based compensation by adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, discussed in Note 5) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Hutchinson Technology Incorporated and subsidiaries for the year ended September 30, 2007.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 1, 2008